Exhibit 99.2

PRESS RELEASE

Financial Contact:	Media Contact:
Kellie S. Pruitt	Robert Milligan
Chief Financial Officer	Director of Finance
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.998.3478	480.998.3478
kelliepruitt@htareit.com	robertmilligan@htareit.com

Healthcare Trust of America, Inc. Announces Intention to Launch Tender Offer to

Repurchase up to $150 million of Common Stock

Scottsdale, Arizona (May 17, 2012) – Healthcare Trust of America, Inc. (“HTA”) announced today that it intends to commence a modified “Dutch Auction” tender offer (subject to all appropriate filings with the Securities and Exchange Commission (“SEC”)) to purchase up to $150 million of its shares of Class A common stock (the “Shares”) from its stockholders. The Class A common stock is issuable upon conversion of HTA’s common stock into Class A, Class B-1, Class B-2 and Class B-3 shares in connection with a listing on a national securities exchange. Under the terms of the proposed tender offer, HTA expects to select the lowest price, not greater than $10.50 nor less than $10.10 per Share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, that will allow HTA to purchase up to $150.0 million of its Shares, or a lower amount depending upon the number of Shares properly tendered and not withdrawn. HTA intends to fund the tender offer with cash on hand and funds available under HTA’s unsecured revolving credit and term loan facility. HTA expects to commence the proposed tender offer on or about June 6, 2012 in conjunction with a listing on the NYSE.

HTA has determined to commence the tender offer in order to provide liquidity to stockholders by permitting stockholders the opportunity to tender the Shares for cash in accordance with the terms of the offer to purchase to be filed with the SEC.

None of HTA, its board of directors, the information agent, or any of their respective affiliates, will make any recommendations to stockholders as to whether to tender or refrain from tendering their Shares in the tender offer. Stockholders must decide how many Shares they will tender, if any.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of HTA. The full details of the modified “Dutch Auction” tender offer, including complete instructions on how to tender Shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which HTA will distribute to stockholders upon commencement of the tender offer, and file such materials with the SEC. Stockholders are urged to read carefully the offer to purchase, the letter of transmittal and other related materials when they became available because they contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials after they are filed by HTA with the SEC at the SEC’s website at www.sec.gov.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has built a portfolio of properties that totals approximately $2.5 billion based on purchase price and is comprised of approximately 12.4 million square feet of gross leasable area. As of March 31, 2012, HTA’s portfolio consisted of 245 medical office buildings and 19 other facilities that serve the healthcare industry, as well as two portfolios of mortgage loans receivable secured by medical office buildings located in 26 states.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements. These include statements regarding HTA’s proposed tender offer for shares of Class A common stock, the funding of the tender offer and the listing of its securities on a national securities exchange. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements include information concerning possible or assumed future results of operations of HTA. The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, without limitation, the filing with the SEC of all appropriate tender offer materials. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;

•	retention of HTA’s senior management team;

•	financial stability and solvency of HTA’s tenants;

•	supply and demand for operating properties in the market areas in which HTA operates;

•	HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	delays in liquidating defaulted mortgage loan investments;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in HTA’s credit facilities;

•	changes in HTA’s credit ratings;

•	HTA’s ability to remain qualified as a REIT;

•	the failure to commence and complete the contemplated tender offer; and

•	the risk factors set forth in HTA’s 2011 Annual Report on Form 10-K for the year ended December 31, 2011 and its quarterly report in Form 10-Q for the quarter ended March 31, 2012.

Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.

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